As filed with the Securities and Exchange Commission on October 5, 2020

Registration No. 333-38836

Registration No. 333-99911

Registration No. 333-142201

Registration No. 333-185175

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-38836

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-99911

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-142201

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT NO. 333-185175

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Asta Funding, Inc.

(Exact name of registrant as specified in its charter)

Delaware	22-3388607
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

210 Sylvan Avenue

Englewood Cliffs, NJ 07632

(Address of principal executive offices)

ASTA FUNDING, INC. 1995 STOCK OPTION PLAN

ASTA FUNDING, INC. 2002 STOCK OPTION PLAN

ASTA FUNDING, INC. EQUITY COMPENSATION PLAN

ASTA FUNDING, INC. 2012 STOCK OPTION AND PERFORMANCE AWARD PLAN

(Full title of the plan(s))

Seth Berman

General Counsel and Secretary

Asta Funding, Inc.

210 Sylvan Avenue

Englewood Cliffs, NJ 07632

 (Name and address of agent for service)

(201) 567-5648

(Telephone number, including area code, of agent for service)

Copies to:

Scott Jones, Esq.

Troutman Pepper Hamilton Sanders LLP

400 Berwyn Park

899 Cassatt Road

Berwyn, Pennsylvania 19312

Telephone: (610) 640-7800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

DEREGISTRATION OF SHARES

Asta Funding, Inc. (the “Registrant”) is filing this post-effective amendment (“Post-Effective Amendment”) to the following registration statements on Form S-8 (collectively, the “Registration Statements”) to deregister all unsold securities originally registered by the Registrant pursuant to its (i) Registration Statement No. 333-38836, filed with the Securities and Exchange Commission (the “Commission”) on June 8, 2000, with respect to a total of 920,000 shares of the common stock of the Registrant, par value $0.01 per share (the “Common Stock”), thereby registered for offer or sale pursuant to Registrant’s 1995 Stock Option Plan, (ii) Registration Statement No. 333-99911, filed with the Commission on September 20, 2002, with respect to a total of 500,000 shares of Common Stock, thereby registered for offer or sale pursuant to Registrant’s 2002 Stock Option Plan, (iii) Registration Statement No. 333-142201, filed with the Commission on April 18, 2007, with respect to a total of 1,000,000 shares of Common Stock, thereby registered for offer or sale pursuant to Registrant’s Equity Compensation Plan and (iv) Registration Statement No. 333-185175, filed with the Commission on November 28, 2012, with respect to a total of 2,000,000 shares of Common Stock, thereby registered for offer or sale pursuant to Registrant’s 2012 Stock Option and Performance Award Plan.

The Company entered into an Agreement and Plan of Merger, dated April 8, 2020 and as amended June 25, 2020, by and among the Company, Asta Finance Acquisition Inc., a Delaware Corporation (“Parent”) and Asta Finance Acquisition Sub Inc., a Delaware Corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), providing for, among other things, the merger of Merger Sub with and into the Company, with the Company continuing as the surviving corporation and a wholly-owned subsidiary of Parent (the “Merger”). The Merger became effective on September 29, 2020, upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

As a result of the Merger, the Company has terminated all offerings of its securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered but remain unsold at the termination of the offering, the Company hereby amends the Registration Statements to remove from registration all shares of Common Stock registered under the Registration Statements that remain unsold as of the date of this Post-Effective Amendment to the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood Cliffs, State of New Jersey, on October 5, 2020.

ASTA FUNDING, INC.

By:	/s/ Seth Berman
Seth Berman General Counsel and Secretary

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.